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                             EMPLOYMENT AGREEMENT
                             --------------------


     This Employment Agreement is entered into as of May 1, 1996 by and between Sizzler International, Inc., a Delaware corporation ("Sizzler"), and Kevin W. Perkins ("Employee"), an individual resident of California.

     The parties agree as follows:

     1. TERM. The term of this Agreement shall be for a period of three years, beginning on the date hereof.

     2.  EMPLOYMENT

         2.1 Employment. On the terms and conditions of this Agreement, Sizzler hereby employs Employee and Employee hereby accepts such employment.

         2.2 Position. Employee shall serve as the President and Chief Executive Officer. Employee shall have such powers and authority as may be prescribed by the Board of Directors or in the Bylaws of Sizzler.

         2.3 Duties. Employee shall devote his full business time, attention and best efforts to the affairs of Sizzler during the term of this Agreement.

         2.5 Place of Performance and Facilities. Employee shall be based at the principal executive offices of Sizzler, except for required travel on Sizzler business to an extent substantially consistent with industry practices. Sizzler shall furnish Employee with office space, accommodations, staff and clerical assistance appropriate for the performance of his duties.

     3.  COMPENSATION

         3.1 Compensation. During the term of this Agreement, Sizzler shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee's services under this Agreement.

         3.2 Base Salary. Sizzler shall pay to Employee a base salary of $300,000 annually in equal installments payable no less frequently than monthly. Sizzler will review annually and may, in the discretion of its Board of Directors, increase such base salary. If so increased, Employee's base salary shall not thereafter be decreased.

         3.3 Bonus Program. Employee shall be entitled to participate in the Bonus Program described in Exhibit A hereto (the "Bonus Program"). Sizzler shall review the Bonus Program annually and may, in the discretion of its Board of Directors, increase the Bonus Program benefits. If so increased, the Bonus Program benefits shall not thereafter be decreased.

         3.4 Other Benefits. Employee shall be entitled to participate in all such bonus, incentive award, medical, dental, automobile, pension, profit-sharing, stock purchase, retirement income, life insurance, accident insurance, salary continuation and/or disability income, survivor income, relocation, and all other benefit plans and perquisites as Sizzler may make generally available to its executive officers from time to time. Sizzler shall maintain in full force and effect


                                 EXHIBIT 10.5
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all incentive compensation and other benefit plans and arrangements in effect on the date hereof, or plans or arrangements providing Employee with at least equivalent benefits thereunder. Sizzler shall not make any changes in such plans or arrangements which would adversely affect Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of Sizzler and does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with any other executive of Sizzler.

         3.5 Vacations and Holidays. Employee shall be entitled to vacation time in the amount generally made available by Sizzler from time to time to its other executive officers. Employee shall also be entitled to such holidays with full pay as Sizzler generally affords its executive employees.

     4.  REIMBURSEMENT OF EXPENSES

         Sizzler shall pay to or reimburse Employee for all reasonable business expenses incurred by him in connection with the performance of his duties under this Agreement, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Sizzler. Employee shall be entitled to reimbursement of relocation expenses in accordance with Sizzler's Policy No. 3-1007 attached hereto as Exhibit B, with any necessary adjustments to reflect international relocations.

     5.  TERMINATION

         Employee's employment under this Agreement may be terminated only under the following circumstances:

         5.1 Death. Employee's employment under this Agreement shall terminate upon his death.

         5.2 Disability. If, as a result of Employee's incapacity due to physical or mental illness, he shall have been absent from his duties hereunder on a full-time basis for the entire period of three consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such three-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, Sizzler may terminate Employee's employment hereunder.

         5.3 Cause. Sizzler may terminate Employee's employment under this Agreement for "Cause." For purposes of this Agreement, Sizzler shall have "Cause" to terminate Employee's employment hereunder upon: (a) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after demand for substantial performance is delivered by Sizzler that specifically identifies the manner in which Sizzler believes Employee has not substantially performed his duties, or (b) the willful engaging by Employee in misconduct which is materially injurious to Sizzler, monetarily or otherwise. For purposes of this Section 5.3, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Sizzler. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without delivery to Employee of a Notice of Termination as defined in Section 5.4.2 from Sizzler finding that in Sizzler's good faith opinion Employee was guilty of conduct set forth above in clause (a) or (b), and specifying the particulars thereof.

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         5.4 Termination by Employee. Employee may terminate his employment hereunder for Good Reason.

             5.4.1  For purposes of this Agreement, "Good Reason" shall mean:
(a) a failure by the Board of Directors to re-elect Employee as the President and Chief Executive Officer or if he is removed from such office(s), or if at any time during the term of this Agreement, he shall fail to be vested by Sizzler with the powers and authority of the President and Chief Executive Officer, as described in Section 2.2, except in connection with a termination for Cause as contemplated by Section 5.3; (b) a failure by Sizzler to comply with any material provision of this Agreement which has not been cured within 10 days after notice of such noncompliance has been given by Employee to Sizzler, or (c) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5.4.2 (and for purposes of this Agreement no such purported termination shall be effective).

             5.4.2 Any termination of Employee's employment by Sizzler or by Employee (other than termination pursuant to Section 5.1) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

             5.4.3 "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 5.2, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

     6.  COMPENSATION UPON TERMINATION

         6.1 If Employee's employment shall be terminated for Cause, Sizzler shall pay Employee his full salary through the Date of Termination.

         6.2 If (A) in breach of this Agreement, Sizzler shall terminate Employee's employment other than pursuant to Section 5.2 or 5.3 (it being understood that a purported termination pursuant to Section 5.2 or 5.3 which is disputed and finally determined not to have been proper shall be a termination by Sizzler in breach of this Agreement) or (B) Employee shall terminate his employment for Good Reason, then

             (i) Sizzler shall pay Employee his full salary through the Date of Termination;

             (ii) in lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, Sizzler shall pay as severance pay to Employee an amount equal to one year of Employee's salary at Employee's annual salary rate in effect as of the Date of Termination, such payment to be made in a lump sum on or before the fifth day following the Date of Termination; and

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         (iii)  if termination of Employee's employment arises out of a breach by Sizzler of this Agreement, Sizzler shall pay all other damages (other than consequential) to which Employee may be entitled as a result of such breach.

         6.3 Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise.

     7.  SUCCESSORS; BINDING AGREEMENT

         Sizzler will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sizzler, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Sizzler would be required to perform it if no such succession had taken place. Failure of Sizzler to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Sizzler in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Sizzler" shall be defined to mean and include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     8.  OTHER PROVISIONS

         8.1 Attorneys' Fees. The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including reasonable attorneys' fees.

         8.2 Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

         8.3 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

         8.4 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties.

         8.5 Notice. Except as otherwise expressly set forth herein, any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows: (a) if to Sizzler, to the principal office of Sizzler in the State of California, marked "Attention: Chairman of the Board"; or (b) if to Employee, to the most recent address for Employee appearing in Sizzler's records.

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         8.6 Arbitration. Any dispute, action, suit or proceeding arising out of or relating to this Agreement or the interpretation, performance or breach of this Agreement shall, if demanded by any party, be determined and settled by arbitration to be held in the County of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and binding upon each party to the arbitration and judgment on the award may be entered in any court.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            SIZZLER INTERNATIONAL, INC.


/s/ Kevin W. Perkins                        By  /s/ James A. Collins
- ----------------------------------              --------------------------------
KEVIN W. PERKINS
                                            Its Chairman of the Board
                                                -------------------------------


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